Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Health Insurance Innovations, Inc.
Tampa, Florida

We consent to the incorporation by reference in this Registration Statement on Form S-3, of Health Insurance Innovations, Inc. of our report dated April 12, 2013, relating to our audit of the combined balance sheets of Sunrise Health Plans, Inc. and Affiliates as of December 31, 2012 and 2011, and the related combined statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, which appear in the Current Report on Form 8-K/A of Health Insurance Innovations, Inc., which was filed with the Securities and Exchange Commission on October 2, 2013. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida
February 7, 2014